Exhibit 4.34

Guangzhou City Lease Contract

(2014 edition)

Article 1 Involving Parties
Lessor (Party A): Guangdong Letian Creative Investment Co., Ltd.
Lessee (Party B): Zhiyuan Factoring (Guangzhou) Co., Ltd.

Article 2 Party A agrees to lease the real estate located in Room 101-211, Building 4, No. 230, Huangge Section, South Road, Huangge Town, Nansha District to Party B for office use, with a construction area of 23 square meters.

Article 3 The lease term agreed by both parties

Lease term	Monthly rent amount (Currency: RMB)
	Lower case	Capital
2019.06.22-2020.06.30	2100	2100

The rent is settled monthly, and Party B shall pay the rent to Party A by cash or by bank transferring before the 5th day of each month.

Article 4 Party B pays a deposit of RMB 4,200 to Party A. Party A shall return the deposit to Party B on the date the lease expires or the contract is terminated.

Article 5 Responsibilities

1. Party A and Party B shall perform the provisions and obligations of relevant laws and regulations such as “General Principles of Civil Law”, “Contract Law of the People’s Republic of China”, “Regulations of Guangdong Province on Urban Housing Leasing”, “Guangzhou Municipal Housing Leasing Management Regulations”, and shall not change the purpose of rent planning.

2. Party A and Party B shall assist and cooperate with relevant departments in the investigation and handling of property leasing, property safety, fire safety, public security, family planning, and production and sales of fake and shoddy goods.

Article 6 Party A’s Rights And Obligations

1. According to the contract, Party A shall hand over the property and equipment to Party B for use. If the property is not provided according to the agreement, Party A shall pay liquidated damages to Party B at 1% of the monthly rent every day after the due date.

2. If leasing the property to a third party during the lease period, Party A must notify Party B in writing 3 months (not less than 3 months) in advance; action of pledging the property must be notified to Party B in writing 60 days in advance.

3. If Party B is found to have altered the structure and use of the property without authorization and caused the loss of the leased , or if Party B owes the rent for more than 6 months, Party A may terminate the contract, regain the property, and demand compensation for the loss.

Article 7 Party B's rights and obligations

1. If the rent is overdue, Party B shall pay Party A penalty of 3% of the monthly rent for each day of the overdue.

2. After the lease term expires, the original leased property should be returned to Party A; if Party A needs to continue to lease the property, it should negotiate with Party A 60 days in advance, and the two parties will sign a separate contract.

Article 8 Other agreements

None

Article 9 If Party A or Party B fails to perform the terms of this contract or violates relevant laws and regulations and fails to perform within a reasonable period of time after being warned, the responsible party shall bear the losses.

Article 10 During the lease period, in the case of force majeure, both parties shall negotiate and settle in a timely manner in accordance with the relevant laws.

Article 11 This contract is in triplicate with each party holds one copy and one copy for the local relevant agency.

Article 12 If there is a dispute during the performance of this contract, both parties shall settle the dispute through negotiation. If the negotiation fails, they shall file a lawsuit with the People’s Court or apply to the relevant arbitration committee for arbitration.

Article 13 This contract shall be effective from the date of signature by both parties.

Party A (seal):	Party B (seal):

Guangdong Letian Creative Investment Co., Ltd.	Zhiyuan Factoring (Guangzhou) Co., Ltd.
Legal representative: Yu Ruizhu	Legal representative: Feng Shuangping
ID number: XXXXXXXXXXXXXXX	ID number: XXXXXXXXXXXXXXX
Authorized agent:	Authorized agent:
ID number:	ID number:
Address:	Address:
Contact number: XXXXXXXX	Contact number: XXXXXXXX
Date:	Date: 2019.06.21

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